Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222533
JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 8 DATED SEPTEMBER 1, 2021
TO THE PROSPECTUS DATED APRIL 5, 2021

This supplement No. 8 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 8 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period of July 1, 2021 through August 31, 2021, we redeemed 1,173,162 shares for a total of approximately $14,324,000 pursuant to our share repurchase plan. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from July 1, 2021 through September 30, 2021 are limited to approximately $111,435,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from August 1 to August 31, 2021, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
August 2, 2021	$12.12	$12.15	$12.16	$12.15	$12.14
August 3, 2021	$12.12	$12.15	$12.16	$12.16	$12.14
August 4, 2021	$12.13	$12.16	$12.17	$12.17	$12.15
August 5, 2021	$12.15	$12.18	$12.19	$12.18	$12.17
August 6, 2021	$12.15	$12.18	$12.19	$12.18	$12.17
August 9, 2021	$12.19	$12.22	$12.23	$12.22	$12.21
August 10, 2021	$12.19	$12.22	$12.23	$12.22	$12.20
August 11, 2021	$12.19	$12.22	$12.23	$12.22	$12.21
August 12, 2021	$12.21	$12.23	$12.25	$12.24	$12.22
August 13, 2021	$12.25	$12.27	$12.28	$12.28	$12.26
August 16, 2021	$12.25	$12.27	$12.28	$12.28	$12.26
August 17, 2021	$12.28	$12.31	$12.32	$12.32	$12.30
August 18, 2021	$12.31	$12.34	$12.35	$12.35	$12.33
August 19, 2021	$12.32	$12.35	$12.36	$12.35	$12.34
August 20, 2021	$12.34	$12.36	$12.38	$12.37	$12.35
August 23, 2021	$12.34	$12.37	$12.38	$12.37	$12.36
August 24, 2021	$12.32	$12.35	$12.36	$12.36	$12.34
August 25, 2021	$12.42	$12.45	$12.47	$12.46	$12.45
August 26, 2021	$12.43	$12.46	$12.47	$12.46	$12.45
August 27, 2021	$12.43	$12.46	$12.47	$12.47	$12.45
August 30, 2021	$12.45	$12.48	$12.49	$12.48	$12.47
August 31, 2021	$12.48	$12.51	$12.52	$12.52	$12.50
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.